Exhibit 10.1

AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT

This Amendment No. 1 to Loan and Security Agreement (“Amendment No. 1”) is executed by and between Marquette Business Credit, Inc., d/b/a/ Marquette Healthcare Finance, Standard Insurance Center, 900 SW Fifth Avenue, Suite 1920, Portland, Oregon 97204, (“Lender”) and Zynex, Inc. and Zynex Medical, Inc., f/d/b/a Stroke Recovery Systems, 8022 Southpark Circle, Suite 100, Littleton, Colorado 80120   (collectively, “Borrower”), as of December 1, 2008, regardless of the date of signing.  Lender and Borrower wish to amend certain terms in the Loan and Security Agreement dated September 22, 2008 and Amendment No. 1 to Loan and Security Agreement dated December 1, 2008 as follows:

Section 1.	Section 1.1 of the Agreement is amended as follows:

A.  The existing definition of “Base Rate” is deleted and replaced it in its entirely as follows:

    “Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day, or (ii) the LIBOR Rate plus two percent (2.00%), which LIBOR Rate shall be determined by Lender on a daily basis (or, if such day is not a Business Day, on the preceding Business Day).  Any change in the Base Rate resulting from a change in either the Prime Rate or the LIBOR Rate shall become effective on the day such change occurs.

B.  The following terms are added as defined terms to the Agreement as follows:

    “Business Day” means a day on which (a) Lender is open for business and (b) commercial banks are open with respect to the transaction of international commercial banking business (including dealings in Dollar deposits) in London, England.

    “LIBOR Rate” means, on any date of determination, the British Bankers’ Association LIBOR Rate, as published by Reuters (or any other commercially available, generally recognized financial information source providing quotations of British Bankers’ Association LIBOR Rate as determined by Lender from time to time) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, on the preceding Business Day) for dollar deposits in the amount of $1,000,000 with a maturity of one month.

    “Prime Rate” means the rate per annum published from time to time in the “Money Rates” table of The Wall Street Journal (or such other presentation within The Wall Street Journal as may be adopted hereafter for such information) as the base or prime rate for corporate loans at the nation’s largest commercial banks (or if more than one such rate is published, the higher or highest of the rates so published).  If such rate is no longer published by The Wall Street Journal, then Lender shall, in its sole and absolute discretion, substitute the base or prime rate for corporate loans at a large commercial bank for the base rate published in The Wall Street Journal.  Such rate may not necessarily be the lowest or best rate actually charged to any customer of such commercial bank.

Section 2.	Any Default that would otherwise arise under the Agreement without this Amendment No. 1 for Borrower’s failure to meet Minimum EBITDA for the quarter ending September 30, 2008 is waived by Lender.

Section 3.	Existing Schedule A is deleted and replaced in its entirety with the attached Schedule A, which is expressly incorporated into the Agreement.

Section 4.	Except as expressly amended by this Amendment, all other terms of the Agreement are unamended and in full force and effect.

ZYNEX, INC.

By:       /s/ Thomas Sandgaard
Name:  Thomas Sandgaard
Title:  Chief Executive Officer and President

ZYNEX MEDICAL, INC., f/d/b/a Stroke Recovery
Systems

By:       /s/ Thomas Sandgaard
Name:  Thomas Sandgaard
Title:  President

MARQUETTE BUSINESS CREDIT, INC., d/b/a
MARQUETTE HEALTHCARE FINANCE

By:       /s/ Jennifer Sheasgreen
Name:  Jennifer Sheasgreen
Title:  Senior Vice President

Schedule A
(Revised by Amendment No. 1)
Supplemental Terms and Conditions

Facility Limit:	$3,000,000
Margin:	2.5%
Default Rate:	3.0% above the Interest Rate (i.e., Base Rate plus Margin).
Concentration Limit*:	N/A
Advance Rate on Eligible Accounts*:
85% of Eligible Accounts less than 120 days from the invoice date;
Account debtors with 50% or more of their total Account balance aged beyond 120 days are ineligible, except for Medicare and Anthem Blue Cross.

NCV (by Account Debtor type)*
Medicare	26%
Commercial	36%
Unlitigated Workers Compensation	36%
Self-pay	0%
Reserve (initial amount)*:	$0.00
Origination Fee:	1.5% of the Facility Limit ($45,000) (already paid on the date of execution of the Loan and Security Agreement).
Termination Date:	3 years from the Closing Date
Minimum Facility Availability as of the Closing Date after giving effect to the first Advance of the Loan and the Reserve established by Lender:	$150,000
Minimum EBITDA
Borrower’s Minimum EBITDA (on a trailing twelve-month basis) as of each quarterly reporting period shall be as set forth below:
9/30/08:    Default Waived by Lender
12/31/08:  $6,500,000
3/31/09:    $7,500,000
6/30/09:    $8,200,000
9/30/09:    $11,500,000
12/31/09 and Thereafter: $13,000,000

Schedule A (continued)
Supplemental Terms and Conditions

Minimum Debt Service Coverage Ratio	From 9/30/08 and thereafter, Borrower’s Minimum Debt Service Coverage Ratio shall be at least 3.0 to 1.0, measured on a quarterly basis.
Minimum Current Ratio	From 9/30/08 and thereafter, Borrower’s Minimum Current Ratio shall be at least 1.5 to 1.0, measured on a quarterly basis.
Capital Expenditures:
Borrower shall not, directly or indirectly, make or incur (i) unfinanced Capital Expenditures which exceed, in the aggregate, $600,000 in any fiscal year, or (ii) financed Capital Expenditures which exceed, in the aggregate, $800,000 in any fiscal year, exclusive of amounts Borrower expends for rental units that are rented to patients by Borrower.

Maximum outstanding principal purchase money Indebtedness to finance, or provide the funds for, the acquisition of assets (used for the calculation of Permitted Indebtedness):
Total purchase money Indebtedness is limited in all respects in accordance with the provisions of the Agreement related to Capital Expenditures.  Purchase money Indebtedness other than Capital Expenditures without the prior consent of Lender is prohibited.

Threshold for notice for amounts in dispute as set forth in Section 6.3(a).	$5,000
Threshold for notice with respect to returns and credits as set forth in Section 6.3(b).	$25,000
Account reduction limit as set forth in Section 6.3(c).	$5,000 with respect to a single account $25,000 in the aggregate in any fiscal year
Cut-Off Date:	120 days after the date of invoice.
Cross-Age Percentage*:	50% of total balance due from any insurance company that is aged beyond 120 days with the exception of Medicare and Anthem Blue Cross.
Annual Facility Fee:	None

Schedule A (continued)
Supplemental Terms and Conditions

Early Termination Fee:
3% of the Facility Limit prior to the first annual anniversary of the Closing Date; 2% of the Facility Limit at anytime from the first anniversary to the second annual anniversary of the Closing Date: and 1% at anytime from the second anniversary to the day prior to the Termination Date of the Loan.

Unused Line Fee:	0.5% per annum payable monthly in arrears on the first day of each month, calculated on the difference between the average daily balance and the total Facility Limit
Collateral Monitoring Fee:	$1,500 per month, payable monthly in arrears on the first day of each month.
Collection Clearance Days:	3 business days clearance on all items deposited into all Lockbox Accounts.
Over Advance Fee:	TBD
Irregular Advance Request Fee:	1% of the amount of Borrower’s Advance Request not submitted in conformance with the requirements of this Agreement.
Closing and legal fees:	All closing and legal fees incurred by Lender in connection with the Loan and the Agreement.
Audit Fee:
In the event third-party auditors conduct the audit: actual audit fees incurred plus all out of pocket expenses.

In the event Lender’s auditors conduct the audit: $1,000 per day, per auditor, plus all out of pocket expenses.

Mailing Charges:	All costs and expenses of Lender.
Wire Transfer Fees:	$20.00 per wire
Waiver Fee:	TBD
Termination Reserve	$10,000

* Subject to change from time to time in Lender’s sole discretion.